Exhibit 99.1

Loans and Lattes (SUNDAY NEWS)
Banking on Coffee Beans to Boost Business
Judy A. Strausbaugh


Union National Community Bank's new Gold Cafe' is a dream.

For company leaders, it's a vision of how to do banking in the 21st century.

For customers, it could be a surreal experience.

Gold Cafe' opens April 24 in the 1600 block of Old Philadelphia
Pike.

The building, at the entrance of the Lancaster campus of HACC
Central Pennsylvania's Community College, is easy to spot with its gold awnings and drive-through windows.

But it might be hard for people to fathom just what goes on inside.

The lobby is not equipped with teller windows. Instead, it has a coffee bar run by baristas trained to whip up any number of lattes, cappuccinos or pour a regular cup of joe. A selection of pastries and other goodies will be displayed in a glass case. Glass doors nearby lead to a patio.

Inside are sofas and armchairs, a gas fireplace, and large screen TV that spins soft images of colors while music (Dave Matthews Band on this day) emanates from embedded ceiling speakers. At one end of the lobby, the floor rises a few feet to a platform that features a bar with stools and tables and chairs. Terry Buda, assistant vice president of marketing for Union National, said the hope is to accommodate gatherings for live entertainment, community groups or talks by local college professors.

At this point we might ask: Where's the bank?

The whole place has a hip and relaxing metropolitan feel that's about as far away from what we've come to recognize as a bank lobby as an Officer Friendly is to a traffic cop.

A shot of espresso, and the bank begins to emerge.

The people behind the coffee bar are "financial baristas" and are able to answer just about any question a Java junkie would have about banking at Union National. A concierge desk is stationed at the front door, away from the coffee bar.

The living room features two kiosks where transactions are done with a phone, a monitor and a pneumatic tube (push send or open).

The real tellers are on the other side of a nearby locked door, safely squirreled away to wait on indoor customers as well as the drive-through variety.

If a customer wants to go beyond the everyday banking activities and inquire about a business loan, a mortgage, a home-equity line of credit, open a certificate of deposit or make other investments, bank personnel are available to whisk her into a private sitting area and make some coffee talk.

"It's pretty cool," said Zak Tyminski, 23, one of the baristas/managers behind the coffee counter. "We want people to have an experience, not just cash a check."

That's what it's all about, said Mark Gainer, chief executive officer of Union National Community Bank and chairman of parent
Union National Financial Corp. "We want to expose ourselves and our customers to change," he said.

Gainer, 51, has been with the bank for 28 years. In 1999, he became chairman and chief executive officer. At the time, "the board told me two things: 'Get us through Y2K and prepare us to compete in the 21st century.' "

Gold Cafe' is the manifestation of the second command. It's an ambitious effort by Union National to distinguish itself from the competition, Gainer said.

Mike Frey, president of UNCB, said: "We are looking to attract a certain 'psychographic' even more so than a specific demographic. We believe the space and the concept will really appeal to people who are looking for that different experience. We are looking to appeal to their aesthetic sensibilities and cultural diversity."

Besides the cafe' venture, the banking company this year moved its headquarters from Lititz into a newly constructed building on Lausch Lane, just off the Manheim Pike. A second Gold Cafe' is under way at Centerville Road and Route 30 and is expected to open in November. And Union National expanded its product lines last year by acquiring majority interest in Home Team Financial LLC., a mortgage company that deals with loans for people will less-than-stellar credit, and creating a wealth-management division with SEI Wealth Network to attract affluent depositors.

These are a lot of changes, Gainer said. "Change is disruptive, but good."

The surreal things are that the banking company is 153 years old;
it's one of the smallest players in the local industry; and it is committed to remaining independent.

Gold Cafe'  is not about trying to attract a buyer, said Frey.
"It's a growth imperative. Any healthy business needs to grow."

In 2005, Union National Financial Corp. reported $3.35 million in net income, a 4 percent increase over the year before ($3.22 million). Its earnings per share were reported at $1.28 in 2004 and $1.33 in 2005, a 3.9 percent growth.

It increased its loan balance by 14.5 percent from $244.7 million in 2004 to $280.2 million last year. It saw a 14.3 percent increase in its total deposits from $246.4 million in 2004 to $283 million in 2005. Net interest income jumped 10 percent from $13 million to $14.3 million.

It also saw significant growth in commercial and agricultural loans, ever-expanding target markets.

The year of changes stripped Union National Financial Corp.'s banking cash reserves from more than $2 million in 2004 to $495,000 at the end of 2005.

It's worth it, banking officials said.

"We have developed a whole new business model with customer experience as the center," Frey said. "We want this space to be a tangible example of our culture change."

The bank, Gainer said, wants the change in culture to begin off-site, but aims to take it across the board. Whether a customer banks at Gold Cafe' or at one of Union National's more traditional sites, the bank wants its improved efficiency, products and services to be obvious and welcoming to current and prospective customers.

Gainer said the new identity is not meant to replace the core values of Union National Community Bank. "We are a bank, but we are running our bank with a creative, new brand."

"Signing up new relationships is the core of what we do," Frey said. "New relationships - both on the consumer side and the business side - drive both interest income and fee income for us.
Loans drive the interest income part of the equation, and deposits drive fee income."

Frey said the retail coffee piece of Gold Cafe' won't show up on any UNCB profit statements. Lancaster County Coffee Roasters actually runs the retail coffee operation, including supplying high-quality beans and equipment.

"The baristas serve as dual employees of Union National and the Lancaster County Coffee Roasters," Frey said.

Frey, 41, said he and other Union National leaders are "watching very carefully what happens at Gold Cafe' to see where we go with this. We are committed to remaining independent, but to do that, we have to do things differently."